Exhibit 23.1 Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Commonwealth Financial Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-226681 and No. 333-187288) on Form S-3, in the registration statements (No. 033-55687 and No. 333-159090) on Form S-8 and in the registration statement (No. 333-214703) on Form S-4 of First Commonwealth Financial Corporation of our report dated March 1, 2019, with respect to the consolidated statement of financial condition of First Commonwealth Financial Corporation and subsidiaries as of December 31, 2018, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of First Commonwealth Financial Corporation.

/s/ KPMG LLP

Pittsburgh, Pennsylvania
February 28, 2020